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Exhibit 5.30

[Letterhead of Riddell Williams, P.S.]

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street
Suite 1000
Cincinnati, OH 45202

Jones Day
77 W. Wacker Drive
Chicago, IL 60601

Re:    Exchange Guarantees of Notes due 2012

Ladies and Gentlemen:

We have acted as special Washington counsel to Alderwoods (Washington), Inc., Evergreen Funeral Home and Cemetery, Inc., Green Service Corporation, S&H Properties and Enterprises, Inc., and Vancouver Funeral Chapel, Inc., each a Washington corporation (each, a "Covered Guarantor" and collectively, the "Covered Guarantors"), and each a wholly owned subsidiary of Alderwoods Group, Inc., a Delaware corporation ("Alderwoods"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") to be filed by Alderwoods under the Securities Act of 1933, as amended (the "Securities Act") relating to Alderwoods' Offer to Exchange $200,000,000 7 3/4% Senior Notes due 2012 for $200,000,000 7 3/4% Senior Notes due 2012, which have been registered under the Securities Act (the "Notes"). The Notes will be issued pursuant to that certain Indenture, dated as of August 19, 2004 (the "Indenture"), between Alderwoods, the subsidiary guarantors listed therein (the "Guarantors") and Wells Fargo Bank, N.A., as trustee (the "Trustee"), and the Notes will be guaranteed by the Covered Guarantors pursuant to the guarantee obligations of the Covered Guarantors with respect to the Notes (the "Exchange Guarantees"). Capitalized terms not otherwise defined herein are defined as set forth in the Indenture. Documents Reviewed

For purposes of this opinion, we have examined the following documents:

1.
the Purchase Agreement, dated August 5, 2004, among Alderwoods, the Guarantors, including the Covered Guarantors, Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (the "Purchase Agreement");

2.
that certain Registration Rights Agreement, dated as of August 19, 2004;

3.
the Indenture;

4.
a form of Notation of Guarantee confirming the Exchange Guarantees under the Indenture;

5.
the Offering Memorandum, dated August 5, 2004, of Alderwoods (the "Offering Memorandum");

6.
a draft of the Registration Statement;

7.
certified Articles of Incorporation and By-Laws of each Covered Guarantor, in each case as amended through April 19, 2005, the date the Articles of Incorporation were certified by the Washington Secretary of State (collectively, the "Certified Organizational Documents");

8.
a Certificate of Existence of each Covered Guarantor, dated April 19 2005, and a bring-down certificate with respect to each Covered Guarantor, dated the date hereof (collectively, the "Certificates of Existence");

9.
an Officer's Certificate of each Covered Guarantor dated the date hereof (collectively, the "Officer's Certificates"); and

10.
a Unanimous Written Consent of the Board of Directors of each Covered Guarantor, dated July 22, 2004.

As to certain matters of fact material to the opinions expressed herein, we have relied on the representations made in the Purchase Agreement, the Offering Memorandum, the Registration Statement, certificates of public officials and the Officer's Certificates. We have not independently established the facts so relied on.

Assumptions

We have assumed:

(A)
that all documents provided to us as originals are authentic, all documents provided to us as certified, conformed or photostatic copies conform to authentic original documents, all signatures on such documents are genuine, all natural persons executing such documents have the requisite mental competency to do so, and all factual information contained in such documents is true, accurate and complete as of the date of this opinion;

(B)
that there are no facts, documents or agreements among any of the parties to the Indenture, the Purchase Agreement, the Registration Rights Agreement, and the Notation of Guarantee confirming the Exchange Guarantees under the Indenture (collectively, the "Transaction Documents") that would have an effect on the opinions expressed herein and that have not been disclosed to us;

(C)
that each party to the Transaction Documents that is not a natural person (other than the Covered Guarantors) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its creation and has all requisite corporate or limited liability company power and authority and has taken all necessary corporate or limited liability company action to authorize it to execute, deliver and perform the Transaction Documents and, in the case of Alderwoods, the Notes, and to effect the transactions set forth therein;

(D)
that the Transaction Documents constitute the valid and binding obligations of each party (other than the Covered Guarantors) to the Transaction Documents, and are enforceable against each such party in accordance with their respective terms;

(E)
that the Notes when issued will constitute the valid and binding obligations of Alderwoods, and will be enforceable against Alderwoods in accordance with their terms;

(F)
that the Notes when issued will be duly authenticated by the Trustee; and

(G)
that, as of the effective date of the Registration Statement, the Registration Statement complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

As used in this opinion, the term "our knowledge" means actual knowledge of attorneys presently in our office. "Knowledge" does not include constructive knowledge. Except to the extent otherwise set forth herein, we have made no special inquiry of the Covered Guarantors or any of their affiliates, and we have not undertaken any other investigation of factual matters.

Opinions

        Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

  1.
  Each Covered Guarantor is a for-profit corporation duly incorporated under the laws of the State of Washington, and each Covered Guarantor is validly existing and active and has complied with the filing requirements of the Secretary of State of Washington.

  2.
  As of the date of the Indenture, each of the Covered Guarantors had the corporate power and authority to enter into, and as of the date hereof, each of the Covered Guarantors has the corporate power and authority to perform its obligations under the Indenture.

  3.
  The execution, delivery, and performance of the Indenture by each Covered Guarantor: (i) has been authorized by all necessary corporate action by such Covered Guarantor, and (ii) does not contravene any provision of the Certified Organizational Documents of the Covered Guarantor.

  4.
  When the Registration Statement has become effective under the Securities Act and each Notation of Guarantee confirming the Exchange Guarantees under the Indenture has been duly executed by an authorized officer of the Covered Guarantor party thereto and delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

Qualifications

        Our opinions expressed above are subject to the following qualifications:

(A)
We are qualified to practice law in the State of Washington and do not purport to be experts or to express opinions on any laws other than the laws of the State of Washington. Our opinion is limited to the effects of the laws of the State of Washington presently in force on the persons and transactions described in the opinion, and we express no opinion as to the applicability or effect of the laws of any other jurisdictions.

(B)
With your permission we express no opinion regarding the effect of laws relating to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers or preferences), reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors, federal or Washington State securities laws or other statutory or common laws relating to the adequacy of disclosure in connection with the sale of securities, compliance with fiduciary obligations, or fraud.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

        This opinion is delivered to you in connection with the transaction referenced above and may not be relied upon in any other connection or by any person other than you, without our prior written consent.

        Neither you nor any other person to whom we may grant our consent to rely upon this opinion may rely upon any portion of this opinion that such person knows to be false or as to which such person has information that would make reliance upon such portion of the opinion unreasonable in the circumstances. This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development in matters of law or fact that may occur after the date hereof. Accordingly, any person who may rely on this opinion letter at any future time should seek advice of your counsel as to the proper application of this opinion letter at such time.

Sincerely,

By:	/s/ BRUCE J. BORRUS Riddell Williams P.S.

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  Exhibit 5.30